Exhibit 8.1

            October 8, 2003

Incara Pharmaceuticals Corporation

P.O. Box 14287

79 T.W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, NC 27709-4287

Re:	Merger of Incara Pharmaceuticals Corporation, a Delaware corporation (the “Parent”), into Incara, Inc., a Delaware corporation formerly named Incara Cell Technologies, Inc. (the “Sub”)

Ladies and Gentlemen:

We have been asked, as counsel to the Parent, to render this opinion regarding the material United States federal income tax consequences of the merger (the “Merger”) of the Parent with and into the Sub pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of September 16, 2003 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Agreement.

In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and such other documents as we have deemed necessary or appropriate as a basis for the conclusions set forth below. With your permission, we have relied, as to matters of fact, solely upon those statements and representations by officers of the Parent and the Sub contained in that certain Certificate of Representations dated the date hereof and incorporated herein by reference (the “Tax Certificate”), and upon the assumptions contained herein.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing final and temporary Treasury Regulations promulgated thereunder, and the existing pertinent judicial authorities and interpretative rulings of the United States Internal Revenue Service (“IRS”) or the Department of Treasury regarding federal income tax laws (collectively, the “Tax Laws”), all of which are

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October 8, 2003

subject to change. The following opinion is not binding on the IRS, and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling from the IRS has been or will be requested or obtained on any tax matters relating to the Merger.

This opinion covers the material United States federal income tax consequences of the Merger to the Parent, the Sub, and the holders of Parent Common Stock. This opinion does not deal with all aspects or details of federal taxation that may be relevant to the Parent or its shareholders.

Facts

Immediately prior to the Merger, the Parent will own one hundred percent (100%) of the outstanding stock of the Sub. At the effective date of the Merger, the Parent will merge with and into the Sub. As a result of the Merger, the separate existence of the Parent will cease, and the Sub will be the surviving corporation. In the Merger, the shares of the Parent will be exchanged as follows:

(i)    each share of Parent Common Stock outstanding immediately prior to the Merger will be converted into one share of Sub Common Stock;

(ii)    each share of Parent Series B Preferred stock outstanding immediately prior to the Merger will be converted into one share of Sub Series B Preferred stock; and

(iii)    all outstanding shares of Parent Series C Preferred stock will automatically be converted into a number of shares of Sub Common Stock calculated based on the provisions in the Parent’s current Certificate of Incorporation that would apply for converting the Parent Series C Preferred ultimately into Parent Common Stock.

Opinion

Based upon the foregoing and subject to (i) the completion of the proceedings being taken or contemplated to be taken pursuant to the Agreement providing for the Merger, and (ii) the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

A.    The Merger of the Parent into the Sub will qualify as a “reorganization” within the meaning of section 368(a) of the Code. The Parent and the Sub will each be “a party to a reorganization” (within the meaning of section 368(b) of the Code) with respect to the Merger.

B.    No gain or loss will be recognized by the Sub as a result of the Merger, pursuant to Code section 1032.

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October 8, 2003

C.    No gain or loss should be recognized by the Parent as a result of the Merger, pursuant to Code sections 361 and 357.

D.    The following tax consequences will generally result to the holders of Parent Common Stock:

i.    No gain or loss will be recognized by the shareholders of the Parent on the exchange of their Parent Common Stock solely for Sub Common Stock (“Merger Common Shares”) in the Merger, pursuant to Code section 354(a); provided, however, that we express no opinion with respect to the assumption or payment by the Parent or the Sub of any expenses incurred by or on behalf of any shareholder, or the tax consequences to any shareholder of assumption or payment by the Parent or the Sub of expenses with respect to the shareholder.

ii.    The income tax basis of the Merger Common Shares received by a holder of Parent Common Stock will equal the basis in the Parent Common Stock surrendered in exchange therefor, pursuant to Code section 358(a)(1).

iii.    The holding period for the Merger Common Shares received by each holder of Parent Common Stock will include the holding period of the Parent Common Stock surrendered in exchange therefor, provided that the Parent Common Stock is held as a capital asset by such holder at the effective time of the Merger, pursuant to Code section 1223(1).

Taxable Transactions.    Notwithstanding our opinion above, which is not binding on the IRS, a successful challenge by the IRS to the tax-free status of the Merger would result in a recharacterization of the transaction by the IRS as a taxable sale by shareholders of their Parent Common Stock in exchange for Sub Common Stock. In this event, a shareholder would recognize gain or loss with respect to each share of Parent Stock exchanged in the Merger equal to the difference between the fair market value, at the effective time of the Merger, of the total consideration received for such share in the Merger (i.e., the Sub stock) and the shareholder’s basis in the Parent Stock so exchanged. A shareholder’s aggregate basis in the Merger consideration so received would equal his or her fair market value at the time of receipt, and the shareholder’s holding period for such stock would begin on the date of the consummation of the Merger.

Irrespective of the possible tax-free nature of the Merger, a recipient of Sub Common Stock would recognize gain to the extent such shares are considered to be received in exchange for services or property other than solely Parent Stock. All or a portion of such gain may be taxable as ordinary income.

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October 8, 2003

Assumptions

In rendering this opinion, we have assumed, with your consent, and without any independent investigation or review thereof, the following:

(1)    The Merger will be consummated in the manner described in the Agreement.

(2)    The representations, warranties and statements made by the Parent, the Sub, and their managements in connection with the Merger will be true and accurate, at all relevant times.

(3)    Any representation or statement in the Tax Certificate made “to the best knowledge of” or similarly qualified is correct without such qualification. As to all matters in which any person or entity making a representation referred to above has represented that such person or entity is not a party to, does not have, or is not aware of any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

(4)    All signatures on all documents we examined are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies are in conformity to the original documents.

(5)    The Merger qualifies as a merger under the laws of the State of Delaware.

(6)    Even if available, no appraisal or dissenters’ rights will be exercised by any shareholders of the Parent in the Merger.

(7)    The shareholders of the Parent do not, and will not on or before the effective date of the Merger, have an existing plan or intent to dispose of any amount of the Sub’s stock to be received in the Merger.

(8)    The shares of stock of the Sub held by the Parent before the Merger will not be distributed, and will not be deemed or treated as having been distributed, by the Parent to any of its shareholders in connection with the Merger.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, qualifications and caveats:

1.    We are members of the Bar of the State of North Carolina, and we express no opinion as to the laws of any jurisdictions other than the federal income tax laws under the Code.

2.    No ruling will be requested from the IRS regarding the Merger. It should be noted that the IRS generally will not issue any advance ruling on whether a merger will qualify as a

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October 8, 2003

corporate reorganization within the meaning of Code section 368(a)(1). The IRS will grant advance rulings on such transactions only in very limited circumstances, which may not be present here.

3.    Our opinion is limited to the specific matters described in paragraphs A. through D. above. This opinion addresses only the classification of the Merger as a “reorganization” under section 368(a) of the Code, and does not address any other federal, state, local or foreign tax matters or consequences that may result from the Merger or any transaction related thereto (including any transaction undertaken in connection with the Merger). Although we believe that the opinion covers the material federal income tax consequences of the Merger to a shareholder of Parent Common Stock, it may not address issues that are material to a particular shareholder based on his, her or its specific tax situation. In particular, we express no opinion regarding (i) whether and the extent to which any Parent shareholder, optionholder or warrantholder who has provided or will provide services to the Parent or the Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the Sub stock or options or warrants received by any such shareholder, optionholder or warrantholder in the Merger; (iii) the potential application of the “golden parachute” provisions (sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (sections 55, 56 and 57 of the Code), sections 108, 305, 306, 341, 357, 424, or 1244 of the Code, or the regulations promulgated under such Code provisions; (iv) other than the fact that the Merger will be a reorganization within the meaning of Code section 368 and the related corporate and shareholder level tax consequences of the Merger to the Parent, the Sub or the shareholders of Parent Common Stock, the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of the Parent, after application of any provision of the Code, the regulations promulgated thereunder and judicial interpretations thereof; (v) the tax consequences of any transaction (other than the Merger) in which the Sub’s stock or a right to acquire the Sub’s stock was received; and (vi) the tax consequences of the Merger (including the opinion set forth above) as applied to holders of options or warrants for Parent Stock or Sub stock or that may be relevant to the Parent or Sub shareholders and/or holders of options or warrants for the Parent’s stock or Sub’s stock that hold their shares or options or warrants as part of a “straddle” or “conversion” transaction or that are dealers in securities, corporate or other types of taxpayers subject to the alternative minimum tax (to the extent such tax affects the tax consequences from the Merger), trusts, financial institutions, insurance companies, tax–exempt organizations, foreign persons or entities, and holders of shares acquired upon exercise of stock options or in other compensatory transactions. Certain categories of shareholders or holders of options or warrants of the Parent, such as corporate and/or foreign holders, may be subject to special rules not discussed herein.

4.    No opinion is expressed as to any transaction other than the Merger described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such

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October 8, 2003

Agreement and without waiver or breach of any material provision thereof or if all the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. If any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be materially, adversely affected and may not be relied upon.

5.    No opinion is expressed as to any events occurring after the Merger. Also, we caution that our opinion is based on the Tax Laws as they exist on the date hereof. It is possible that subsequent changes in the Tax Laws could be enacted and applied retroactively to the Merger and that such changes could result in a materially different result than the result described in the opinions above. Future developments in the Tax Laws, whether through new legislation, Treasury Regulations, rulings, procedures, court decisions, or otherwise, may have retroactive effect and may materially, adversely affect the opinions expressed herein. No opinion or assurance is or can be given as to what such new developments will be or what effect such new developments may have. We have no obligation to update our opinion for, or otherwise notify you of, events or changes occurring after the date of this letter.

6.    This opinion only represents our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding on the IRS or the courts, and there is no assurance that the IRS will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, administrative or other changes, on either a prospective or retrospective basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

7.    The continuing satisfaction and accuracy of the assumptions contained herein and the statements and representations set forth in the Tax Certificate constitutes a condition to our opinion. Any failure to satisfy any of these assumptions or any inaccuracy in any of such statements or representations could require a withdrawal and rescission of all or a material portion of the opinion given with retroactive effect. Further, the opinion set forth above represents our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinion expressed herein.

8.    We express no opinion regarding compliance with the anti-fraud provisions of applicable laws or regarding any other federal, state, local or foreign laws except for the provisions of federal income tax law herein specified.

Incara Pharmaceuticals Corporation

October 8, 2003

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed in connection with the Reorganization, and to the reference to us under the headings “Summary—Federal Income Tax Consequences of the Reorganization” and “Federal Income Tax Consequences of the Reorganization” therein. We further consent to the discussion of this opinion as it appears in the proxy statement–prospectus under such headings.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP